Exhibit 3.3

ARTICLES OF AMENDMENT OF SCORPIO TANKERS INC. Reg. No. 36141

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was filed in accordance with Section 5 of the Business Corporations Act on

NON RESIDENT

January 17, 2019

/s/ Cynthia Ro
Cynthia Ro
Deputy Registrar

ARTICLES OF AMENDMENT TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
SCORPIO TANKERS INC. PURSUANT TO SECTION 90 OF
 THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The undersigned, Emanuele A. Lauro, as the Chief Executive Officer of Scorpio Tankers Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands on July l, 2009 (the "Corporation"), for the purpose of amending the Amended and Restated Articles of Incorporation, as amended, of said Corporation pursuant to Section 90 of the Business Corporations Act, as amended, hereby certifies that:
1.	The name of the Corporation is: Scorpio Tankers Inc.
2.	The Articles of Incorporation were filed with the Registrar of Corporations on the 1st day of July, 2009.
3.	The Articles of Amendment were filed with the Registrar of Corporations on the 9th day of December, 2009 to change the name of the Corporation to Scorpio Tankers Inc.
4.	The Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations on the 17th day of March 2010.
5.	The Articles of Amendment to the Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations on the 23rd day of June 2014.
6.	The Articles of Amendment to the Amended and Restated Articles of Incorporation, as amended, were filed with the Registrar of Corporations on the 1st day of June 2018.
7.	Section D of the Amended and Restated Articles of Incorporation, as amended, is hereby amended and restated in its entirety to read as follows:
"D. Effective with the commencement of business on January 18, 2019, the Corporation has effected a one-for-ten reverse stock split as to its issued common stock, pursuant to which the number of issued shares of common stock shall decrease from 577,468,565 to 57,746,827, as adjusted for the cancellation of fractional shares and which may be further adjusted for the cancellation of fractional shares. The reverse stock split shall not change the par value of the common stock. The stated capital of the Corporation is hereby reduced from $5,774,685.65 to $577,468.27, as adjusted for the cancellation of the fractional shares and which may be further adjusted for the cancellation of fractional shares and the amount of $5,197,217.38 , as adjusted for the cancellation of fractional shares and which may be further adjusted for the cancellation of fractional shares, is allocated to surplus.
Concurrently with the effectiveness of the reverse stock split, effective January 18, 2019, the aggregate number of shares of stock that the Corporation is authorized to issue is One Hundred Seventy Five Million (175,000,000) registered shares, of which One Hundred Fifty Million (150,000,000) shall be designated common shares with a par value of one United States cent (U.S. $0.01) per share, and Twenty Five Million (25,000,000) shall be designated preferred shares with a par value of one United States cent (U.S. $0.01) per share. The Board of Directors shall have the authority to authorize the issuance from time to time of one or more classes of preferred shares with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such preferred shares."
8.	All of the other provisions of the Amended and Restated Articles of Incorporation, as amended, shall remain unchanged.
9.
This amendment to the Amended and Restated Articles of Incorporation, as amended, was authorized by vote of the holders of a majority of all outstanding shares of the Corporation with a right to vote thereon at the special meeting of shareholders of the Corporation held on January 15, 2019, and the Corporation's Board of Directors on November 13, 2018 and January 15, 2019.

IN WITNESS WHEREOF, I have executed this Amendment to the Amended and Restated Articles of Incorporation of the Corporation on this 17th day of January, 2019.

/s/ Emanuele A. Lauro
Name: Emanuele A. Lauro
Title: Chief Executive Officer